Exhibit 2.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Spotify Technology S.A. (the “Company,” “we,” “us” and “our”) has the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary Shares (par value of €0.000625 per share) (the “Ordinary Shares”)	SPOT	New York Stock Exchange

The Company’s authorized share capital is fixed at the amount stated in our Amended and Restated Articles of Association (the “Articles”). No persons have preferential subscription rights for such authorized capital.
The following is a summary of some of the terms of the Ordinary Shares based on our Articles and Luxembourg law. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Articles and Luxembourg law.
Issuance of Ordinary Shares and Preemptive Rights
Pursuant to Luxembourg law, the issuance of our Ordinary Shares requires approval by a quorum of the general meeting of shareholders, and a majority is required for the amendment of the Articles. The general meeting of shareholders may approve an authorized share capital and authorize the board of directors to issue Ordinary Shares up to the maximum amount of such authorized share capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil électronique des Sociétés et Associations, as applicable). The general meeting may amend, renew, or extend such authorized share capital and such authorization to the board of directors to issue Ordinary Shares. Our Articles provide that no fractional Ordinary Shares shall be issued.
The board of directors resolve on the issuance of Ordinary Shares out of the authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the Articles. The board of directors also resolve on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Ordinary Shares exceeds the limits of our authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the Articles. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.
Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of Ordinary Shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of Ordinary Shares within the scope of our authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the Articles also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such Ordinary Shares may be issued above, at, or below market value, but in any event not below the nominal value or below the accounting par value per ordinary share. The Ordinary Shares also may be issued by way of incorporation of available reserves, including share premium.
Repurchase of Ordinary Shares
Spotify Technology S.A. cannot subscribe for its own Ordinary Shares. Spotify Technology S.A. may, however, repurchase issued Ordinary Shares or have another person repurchase issued Ordinary Shares for its account, subject to the following conditions:

•prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased;

•the duration of the period for which the authorization is given, which may not exceed five years; and

•in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of Ordinary Shares acquired by either Spotify Technology S.A., or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•only fully paid-up Ordinary Shares may be repurchased;

•the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased Ordinary Shares are held by Spotify Technology S.A.; and

•the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to our shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell Spotify Technology S.A.’s Ordinary Shares under the conditions set forth in Article 430-15 of the Luxembourg Company Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent (i) not less than the par value, and (ii) not more than the fair market value of such ordinary share.
The general meeting of shareholders of the Company held on April 21, 2021 authorized the board of directors of the Company to repurchase up to 10 million Ordinary Shares during a period of five years, for a redemption price to be determined by the board of directors within the following limits: at least the par value and at the most recent fair market value. That authorization to repurchase will expire on April 21, 2026 unless renewed by decision of a general meeting of shareholders of the Company. Pursuant to that authorization, in August 2021, the board of directors approved a share repurchase program up to the amount of $1 billion. See “Item 16E. Purchases of Equity Securities by the Issuer and Affiliated Purchasers” for more information.
In addition, pursuant to Luxembourg law, Spotify Technology S.A. may directly or indirectly repurchase Ordinary Shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Spotify Technology S.A., or if the acquisition of Ordinary Shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder).

Form and Transfer of Ordinary Shares
Our Ordinary Shares are issued in registered form only and are freely transferable under Luxembourg law and the Articles. Our board of directors may, however, impose transfer restrictions for Ordinary Shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our Ordinary Shares.
Under Luxembourg law, the ownership of registered Ordinary Shares is prima facie established by the inscription of the name of the shareholder and the number of Ordinary Shares held by him or her in the shareholders’ register.
Without prejudice to the conditions for transfer by book entry where Ordinary Shares are recorded in the shareholders’ register on behalf of one or more persons in the name of a depository, each transfer of Ordinary Shares shall be effected by written declaration of transfer to be recorded in the shareholders’ register, with such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholders’ register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.
The Articles provide that we may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the Ordinary Shares entered in such register, and that the holders of Ordinary Shares shall be entered into one of the registers. Shareholders may elect to be entered into one of these registers and to transfer their Ordinary Shares to another register so maintained. Entries in these registers will be reflected in the shareholders’ register maintained at our registered office.
Our Ordinary Shares are listed on the NYSE and the laws of the State of New York apply to the property law aspects of the Ordinary Shares reflected in the register administered by our transfer agent.
In addition, a shareholders’ register will be maintained by us at our registered office in Luxembourg. Transfer of record ownership of Ordinary Shares is effected by a written deed of transfer acknowledged by us or by our transfer agent and registrar acting as our agent on our behalf.
Liquidation Rights and Dissolution
In the event of our dissolution, liquidation, or winding-up, any surplus of the assets remaining after allowing for the payment of all of our liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require approval by an extraordinary general meeting of our shareholders.
Merger and De-Merger
A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers all of its assets and liabilities to another company in exchange for the issuance of ordinary shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at an extraordinary general meeting of shareholders of the Luxembourg company, enacted in front of a Luxembourg notary. Similarly, a de-merger of a subsidiary of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders, enacted in front of a Luxembourg notary.
No Appraisal Rights
Neither Luxembourg law nor the Articles provide for appraisal rights of dissenting shareholders.

General Meeting of Shareholders
Any regularly constituted general meeting of shareholders represents the entire body of our shareholders.
Any holder of our share capital is entitled to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of the Articles. Each ordinary share entitles the holder to one vote at a general meeting of shareholders, unless such holder has a beneficiary certificate. The Articles provide that our board of directors may determine all other conditions that must be fulfilled in order to take part in the general meeting of shareholders.
When convening a general meeting of shareholders, we will send a convening notice by registered mail to the registered address of each shareholder at least eight days before the meeting. The convening notices for every general meeting shall contain the agenda and shall take the form of announcements filed with the register of commerce and companies, published on the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), and published in a Luxembourg newspaper at least 15 days before the meeting. No proof is required that this formality has been complied with.
The Articles provide that the general meeting also will be convened in accordance with the publicity requirements of any regulated market on which our Ordinary Shares are listed.
A shareholder may participate in general meetings of shareholders by appointing another person as his or her proxy, the appointment of which shall be in writing. The Articles also provide that, in the case of Ordinary Shares held through the operator of a securities settlement system or depository, a holder of such Ordinary Shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of Ordinary Shares recorded in the relevant account on the record date. Such certificates, as well as any proxy forms, should be submitted to us no later than three business days before the date of the general meeting unless our board of directors provides for a different period.
The annual general shareholder meeting must be held within six months from the end of the respective financial year at our registered office or in any other place in Luxembourg as notified to the shareholders.
Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to our registered office at least five days before the general meeting of shareholders.

Voting Rights
Each ordinary share entitles the holder thereof to one vote. Additionally, each beneficiary certificate entitles its holder to one vote. Pursuant to the Articles, our beneficiary certificates may be issued at a ratio of between one and 20 beneficiary certificates per ordinary share as determined by our board of directors or its delegate at the time of issuance. The beneficiary certificates carry no economic rights and are issued to provide the holders of such beneficiary certificates additional voting rights. The beneficiary certificates, subject to certain exceptions, are non-transferable and shall automatically be canceled for no consideration in case of sale or transfer of the ordinary share to which they are linked. However, exceptions to transfers of beneficiary certificates or to their cancellation upon sale or transfer of the respective underlying Ordinary Shares to which they are linked may be made by the board of directors on a case-by-case basis and in its absolute discretion, at which time the board of directors may also recalculate the ratio described above and, if applicable, re-allocate any such non-cancelled beneficiary certificates to the remaining applicable Ordinary Shares (which are already linked to other beneficiary certificates) on a pro rata basis. Additionally, the Articles state that all the beneficiary certificates shall be automatically canceled if the number of Ordinary Shares held by entities beneficially owned by our founders, in the aggregate, falls under 7,564,400 Ordinary Shares. Our founders, who exercise substantial control over the Company and are members of the board of directors, are currently the sole recipients of beneficiary certificates.
Neither Luxembourg law nor the Articles contain any restrictions as to the voting of our Ordinary Shares by non-Luxembourg residents.
As described further below, Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.
Ordinary General Meeting. At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”
Extraordinary General Meeting. Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) our dissolution and liquidation, and (v) any and all amendments to the Articles. Pursuant to the Articles, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half (50%) of our issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders and holders of beneficiary certificates. When the resolution of the general meeting of shareholders changes the respective rights attached to the beneficiary certificates, the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates. Abstentions are not considered “votes.”
Minority Action Right. Luxembourg law provides for a provision whereby the shareholders and/or holders of the beneficiary certificates holding, in the aggregate, 10% of the securities who have a right to vote at the general meeting may act on our behalf to discharge the members of the board of directors for misconduct against our interests, a violation of the law, or a violation of the articles of association.

Dividend Rights
In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to our accounts. Holders of beneficiary certificates shall not be entitled to receive any dividend payments with respect to such beneficiary certificate.
Board of Directors
The board of directors will be composed of Class A directors and Class B directors who need not be shareholders. The board of directors may appoint a chairman from among its members. It also may appoint a secretary, who need not be a director and who will be responsible for keeping the minutes of the meetings of the board of directors and of the shareholders. The board of directors will meet upon call by the chairman. A meeting must be convened if any of two directors so require. The chairman will preside at all meetings of the board of directors and, if required, of the shareholders, except that in his or her absence the board of directors may appoint another director as chairman and the general meeting of shareholders may appoint another person as chairman, in each case pro tempore by vote of the majority present or represented at such meeting.
A quorum of the board of directors shall be either one Class A director and one Class B director present at the meeting or, in the event that no Class A or Class B directors have been appointed, three directors holding office, and resolutions are adopted by the simple majority vote of members of the board of directors present or represented. No valid decision of the board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, the chairman shall have the right to cast the deciding vote. Such casting vote shall be personal to the appointed chairman and will not transfer to any other director acting as chairman of a meeting of the board of directors in the absence of the appointed chairman. The board of directors also may take decisions by means of resolutions in writing signed by all directors. Each director has one vote.
The general shareholders’ meeting elects directors and decides their respective terms. Under Luxembourg law, directors may be reelected, but the term of their office may not exceed six years. The general shareholders’ meeting may dismiss one or more directors at any time, with or without cause, by a simple majority of votes cast at a general meeting of shareholders. If the board of directors has a vacancy, the remaining directors have the right to fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director, provided, however, that the next general shareholders’ meeting shall be requested definitively to elect any temporary director. For a discussion of the differences in shareholders’ rights under Luxembourg law and Delaware law, see “—Differences in Corporate Law.”
Within the limits provided for by Luxembourg law, our board of directors may delegate our daily management and the authority to represent us to one or more persons. The delegation to a member of the board of directors shall entail the obligation for the board of directors to report each year to the ordinary general meeting on the salary, fees, and any advantages granted to the delegate. In addition, once granted an authorization from the general meeting of shareholders, our board of directors may set up an executive committee and entrust the latter with any powers of the board of directors, with the exception of (i) our general strategic direction, and (ii) those acts reserved to the board of directors by Luxembourg law. For a discussion of the differences in directors’ fiduciary duties under Luxembourg law and Delaware law, see “—Differences in Corporate Law.”
No director, solely as a result of being a director, shall be prevented from contracting with us with regard to his tenure in any office or place of profit, or as vendor, purchaser, or in any other manner whatsoever. No contract in which any director is in any way interested shall be voided solely on account of his position as director and no director who is so interested shall account to us or the shareholders for any remuneration, profit, or other benefit realized by the contract solely by reason of the director holding that office or of the fiduciary relationship thereby established.
Any director having a direct or indirect personal and financial interest in a transaction submitted for approval to the board of directors may not participate in the deliberations and vote thereon, if the transaction is not in the ordinary course of our business and conflicts with our interest, in which case the director shall be obliged to advise the board of directors thereof and to cause a record of his statement to be included in the minutes of the meeting. He or she may not take part in these deliberations or vote on such a transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.
The Articles provide that directors and officers, past and present, will be entitled to indemnification from us to the fullest extent permitted by Luxemburg law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to our directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in our interest, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.
There is no mandatory retirement age for directors under Luxembourg law and no minimum shareholding requirement for directors.
Amendment of Articles of Association
Shareholder Approval Requirements. Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general shareholders’ meeting, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders by shareholders and holders of beneficiary certificates. When the resolution of the general meeting of shareholders is to change the respective rights attached to the beneficiary certificates, the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates.
Formalities. Any resolutions to amend the Articles must be taken before a Luxembourg notary, and such amendments must be published in accordance with Luxembourg law.
Differences in Corporate Law
We are incorporated under the laws of Luxembourg. The following discussion summarizes certain material differences between the rights of holders of our Ordinary Shares and the rights of holders of the Ordinary Shares of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

Board of Directors
Luxembourg:	Delaware:
Pursuant to Luxembourg law, our board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

Pursuant to the Articles, directors are elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

The Articles will provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy, on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the board of directors, until the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

Under Luxembourg law, the Articles may provide for different classes of directors. The Articles provide for different classes of directors, and each director has one vote.

The Articles will provide that the board of directors may set up committees and determine their composition, powers, and rules.
A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes, and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Interested Shareholders

Luxembourg:	Delaware:
Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with us. The transaction must, however, be in our corporate interest and be made on arm’s length terms.
Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 of the Delaware General Corporation Law through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Amendment of Governing Documents
Luxembourg:	Delaware:

Under Luxembourg law, amendments to the Articles require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half (50%) of the share capital is represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil Electronique des Sociétés et Associations, as applicable) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders and holders of beneficiary certificates (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. This also applies with respect to the beneficiary certificates. An increase of the commitments of its shareholders require, however, the unanimous consent of the shareholders.

The Articles provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders and holders of beneficiary certificates. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of our authorized share capital within which the board of directors is authorized to issue further Ordinary Shares or in the context of a share capital reduction and cancellation of Ordinary Shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of our registered office outside the current municipality.
Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law a majority of the outstanding stock of such class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Meetings of Shareholders
Luxembourg:	Delaware:

Annual and Special Meetings:

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments, and grant discharge to the directors. The annual general meeting must be held within six months of the end of each financial year.

Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

Quorum Requirements:

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary Resolutions:

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary Resolutions:

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders and holders of beneficiary certificates. Abstentions are not considered “votes.”

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Shareholder Approval of Business Combinations
Luxembourg:	Delaware:

Under Luxembourg law and the Articles, the board of directors has the widest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law and the Articles.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor the Articles contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease, or exchange of substantial assets of ours.

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the Delaware General Corporation Law. See “—Interested Shareholders” above.

Shareholder Action Without a Meeting
Luxembourg:	Delaware:
A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or the Articles.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy.
Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

Repurchases and Redemptions
Luxembourg:	Delaware:
Pursuant to Luxembourg law, we (or any party acting on our behalf) may repurchase our own Ordinary Shares and hold them in treasury, provided that:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire our Ordinary Shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration, provided that the prior authorization shall not apply in the case of Ordinary Shares acquired by either us or by a person acting in his or her own name but our behalf for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship;

•  the acquisitions, including Ordinary Shares previously acquired by us and held by us and shares acquired by a person acting in his or her own name but on our behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•  the Ordinary Shares repurchased are fully paid-up; and

•  the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to our shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to us, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the Ordinary Shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of Ordinary Shares acquired by either us or by a person acting on our behalf with a view to redistributing the Ordinary Shares to our staff or our controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce our capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).

Any Ordinary Shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as Ordinary Shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on our balance sheet a non-distributable reserve of the same amount must be reflected as a liability. The Articles provide that Ordinary Shares may be acquired in accordance with the law.
Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Transactions with Officers or Directors
Luxembourg:	Delaware:

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with us to the extent that the contract or the transaction is in our corporate interest.

Luxembourg law prohibits a director from participating in deliberations and voting on a transaction if (i) such director has a direct or indirect personal and financial interest therein, and (ii) the interests of such director or conflict with our interests. The relevant director must disclose his or her personal financial interest to the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders.

The Articles may require that certain transactions between a director and us be submitted for the approval of our board of directors and/or shareholders. No director, solely as a result of being a director, shall have any duty to refrain from any decision or action to enforce his or her rights under any agreement or contract with us. A director who has a direct or indirect personal and financial interest in a transaction carried out other than in the ordinary course of business that conflicts with our interests must advise the board of directors accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next General Meeting, before any vote on the matter.
Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (i) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts, or (ii) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If the board of directors’ approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Dissenters’ Rights
Luxembourg:	Delaware:
Neither Luxembourg law nor the Articles provide for appraisal rights.	Under the Delaware General Corporation Law, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Cumulative Voting
Luxembourg:	Delaware:

Not applicable.	Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.

Anti-Takeover Measures
Luxembourg:	Delaware:
Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further Ordinary Shares and, under certain conditions, to limit, restrict, or waive preferential subscription rights of existing shareholders. The rights attached to the Ordinary Shares issued within the authorized share capital will be equal to those attached to existing Ordinary Shares and set forth in the Articles.

The authority of the board of directors to issue additional Ordinary Shares is valid for a period of up to five years starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil Electronique des Sociétés et Associations, as applicable), unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting by shareholders and holders of beneficiary certificates.

The Articles authorize our board of directors to issue Ordinary Shares within the limits of the authorized share capital at such times and on such terms as our board of directors or its delegates may decide for a period ending five years after the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil Electronique des Sociétés et Associations, as applicable), unless such period is extended, amended or renewed. Accordingly, our board of directors will be authorized to issue Ordinary Shares up to the limits of authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time.

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Fiduciary Duties of Directors
Luxembourg:	Delaware:

The board of directors must act as a collegial body in the corporate interest of a company and has the power to take any action necessary or useful to realize the corporate objects of a company, with the exception of the powers reserved by Luxembourg law or by the articles of association to the general meeting of shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. The standard of care required from directors in the execution of their mandate vis-à-vis the company is the standard that an ordinary prudent or reasonable person would apply to his or her own affairs. The standard of care is more onerous where a director has special skills or where such director receives remuneration for his or her office.

In addition, Luxembourg law imposes specific duties on directors and officers of a company to comply with Luxembourg law and the articles of association of a company.
Under the Delaware General Corporation Law, except as otherwise provided in a company’s certificate of incorporation, the board of directors of a Delaware company bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware company owe fiduciary duties of care and loyalty to a company and its shareholders. Delaware courts have decided that the directors of a Delaware company are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also subjected directors’ actions to enhanced scrutiny in certain situations, including if directors take certain actions intended to prevent a threatened change in control of a company or in connection with transactions involving a conflicted controlling shareholder. In addition, under Delaware law, when the board of directors of a Delaware corporation determines to sell or break-up a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders at that time.

Shareholder Suits
Luxembourg:	Delaware:
Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders do not have the authority to initiate legal action on a company’s behalf. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg law does not provide for class action lawsuits.

Under Delaware law, a shareholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a shareholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.